Exhibit 99.1

Media Contact	April 30, 2015
Casey Lassiter, 205-410-2777	For Immediate Release
casey.lassiter@healthsouth.com

Investor Relations Contact
Mary Ann Arico, 205-969-6175
maryann.arico@healthsouth.com
HealthSouth Reports Results for First Quarter 2015
Company Now Reporting Two Segments:
Inpatient Rehabilitation Segment and Home Health and Hospice Segment
Strong Revenue and Volume Growth in Both Segments
Reaffirms 2015 Guidance
BIRMINGHAM, Ala. - HealthSouth Corporation (NYSE: HLS), one of the nation's largest providers of post-acute healthcare services, offering both facility-based and home-based post-acute services, today reported its results of operations for the first quarter ended March 31, 2015.
“We are off to a very solid start in 2015,” said Jay Grinney, President and Chief Executive Officer of HealthSouth. “Net operating revenues grew 25.3% from both the acquisition of Encompass Home Health and Hospice and strong discharge growth in our inpatient rehabilitation hospitals. We are reaffirming our full-year guidance despite the incurrence of atypical litigation charges in the quarter and a higher than anticipated increase in bad debt.”
First Quarter Consolidated Results

•
The Company's consolidated net operating revenues increased by $149.4 million, or 25.3%, in the first quarter of 2015 compared to the first quarter of 2014. Approximately $103 million of this increase resulted from the Company's acquisition of Encompass Home Health and Hospice (“Encompass”) on December 31, 2014. The remainder of the increase predominantly came from the Company's inpatient rehabilitation hospitals. Net operating revenues from the Company's hospitals was 8.7% higher for the first quarter of 2015 compared to the same quarter of 2014.

•
Income from continuing operations attributable to HealthSouth per diluted share for the first quarter of 2015 was $0.44 per share compared to $0.48 per share for the first quarter of 2014, as the Company's continued revenue growth was offset by litigation settlements and increases in bad debt expense, depreciation and amortization, and interest. During the first quarter of 2015, the Company resolved legal matters involving General Medicine and an employee sexual harassment matter that was not covered by insurance. The increase in bad debt expense resulted from additional pre-payment claims denials by Medicare Administrative Contractors and continued delays of approximately three years in the adjudication process at the administrative law judge hearing level. Increased depreciation and amortization resulted from the Company's capital expenditures and development activities throughout 2014 and the first quarter of 2015. Higher interest expense resulted from the debt used to fund the acquisition of Encompass.

•
Cash flows provided by operating activities were $102.0 million for the three months ended March 31, 2015 compared to $107.1 million for the three months ended March 31, 2014. This decrease primarily resulted from $17.7 million in transaction costs and related assumed liabilities associated with the acquisition of Encompass as well as increases in working capital.

1

•	Adjusted EBITDA (see attached supplemental information) for the first quarter of 2015 was $156.1 million compared to $144.1 million for the first quarter of 2014, an increase of 8.3%.

•
Adjusted free cash flow (see attached supplemental information) for the first quarter of 2015 was $79.4 million compared to $65.1 million for the first quarter of 2014. Growth in adjusted free cash flow resulted primarily from increased Adjusted EBITDA and lower maintenance capital expenditures offset by increases in net working capital and cash interest expense.

First Quarter Results — Inpatient Rehabilitation Segment

•
Net operating revenues for the inpatient rehabilitation segment were $630.3 million for the first quarter of 2015 compared to $584.5 million for the first quarter of 2014, an increase of 7.8%. This increase was attributable to a 6.8% increase in patient discharges and a 1.8% increase in net patient revenue per discharge. Discharge growth included a 2.9% increase in same-store discharges and a 3.9% increase in new-store discharges. Approximately 200 basis points of discharge growth from new stores resulted from the consolidation of Fairlawn Rehabilitation Hospital (“Fairlawn”) in Worcester, Massachusetts effective June 1, 2014, with the remainder resulting from three de novo hospitals that opened in the fourth quarter of 2014 (Altamonte Springs, Florida; Newnan, Georgia; and Middletown, Delaware) and the acquisition of Quillen Rehabilitation Hospital (“Quillen”) in Johnson City, Tennessee in November 2014. The increase in net patient revenue per discharge resulted from Medicare and managed care price adjustments.

•
Adjusted EBITDA (see attached supplemental information) from the inpatient rehabilitation segment for the first quarter of 2015 was $164.4 million compared to $166.9 million for the first quarter of 2014. The decrease in Adjusted EBITDA in the first quarter of 2015 compared to the first quarter of 2014 primarily resulted from increased bad debt expense, settlement of an employee sexual harassment matter that was not covered by insurance, and incremental costs associated with investments in the Company's operating platform, including a contractual increase in costs associated with the ongoing implementation of its electronic clinical information system, the addition of staff at the Company's hospitals to ensure compliance with new Medicare quality reporting requirements, the creation of a new medical services department, and costs associated with the Company's participation in Medicare's bundling pilot initiative. As discussed above, the increase in bad debt expense continued to result from pre-payment claims denials by Medicare Administrative Contractors and continued delays of approximately three years in the adjudication process at the administrative law judge hearing level. Adjusted EBITDA for the first quarter of 2014 benefited by approximately $2 million from the sale of two investments.

First Quarter Results — Home Health and Hospice Segment
The Company's home health and hospice segment reported $110.3 million of net operating revenues and $16.9 million of Adjusted EBITDA for the first quarter of 2015. The results of operations for the home health and hospice segment in 2014 include only HealthSouth's legacy hospital-based home health agencies. The increase in net operating revenues and Adjusted EBITDA (see attached supplemental information) for the Company's home health and hospice segment in 2015 resulted from its acquisition of Encompass on December 31, 2014.
Debt and Preferred Stock Transactions
In December 2014, the Company drew $375 million under its term loan facilities and $325 million under its revolving credit facility to fund the acquisition of Encompass. In January 2015, the Company issued an additional $400 million of its 5.75% Senior Notes due 2024 at a price of 102% of the principal amount and used $250 million of the net proceeds to repay borrowings under its term loan facilities, with the remaining net proceeds used to repay borrowings under its revolving credit facility. As a result of this transaction, the Company recorded a $1.2 million loss on early extinguishment of debt in the first quarter of 2015.
In March 2015, the Company issued $300 million of 5.125% Senior Notes due 2023 (the “2023 Notes”) at a price of 100.0% of the principal amount, which resulted in approximately $295 million in net proceeds from the public offering. On April 10, 2015, the Company used the net proceeds from the 2023 Notes offering along with cash on hand to execute the redemption of its 8.125% Senior Notes due 2020 (the “2020 Notes”). Pursuant to the terms of the 2020 Notes, this redemption was made at a price of 104.063%, which resulted in a total cash outlay of approximately $302 million to retire the $290 million in principal. As a result of this redemption, the Company expects to record an approximate $19 million loss on early extinguishment of debt in the second quarter of 2015.

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During the period between the closing of the 2023 Notes offering on March 12, 2015 and the redemption of the 2020 Notes on April 10, 2015, the Company used the net proceeds from the 2023 Notes offering to repay borrowings under its revolving credit facility and to invest in short-term interest-bearing instruments.
On April 22, 2015, the Company delivered notice of the exercise of its rights to force conversion of all outstanding shares of its convertible perpetual preferred stock (par value of $0.10 per share and liquidation preference of $1,000 per share) pursuant to the underlying certificate of designations. The effective date of the conversion was April 23, 2015. On that date, each share of preferred stock automatically converted into 33.9905 shares of the Company's common stock (par value of $0.01 per share). The Company completed the forced conversion by issuing and delivering in the aggregate 3,271,415 shares of its common stock to the registered holders of the 96,245 shares of the preferred stock outstanding and paying cash in lieu of fractional shares due to those holders. The conversion will increase the number of basic shares outstanding by 3,271,415 and will not change the diluted share count. On an annual basis, the conversion of the preferred stock to common stock is expected to result in a net positive cash impact of $3.5 million for the difference between preferred dividends and common dividends on these shares, based on the current common dividend level.
“During the quarter, we continued to be proactive in managing our capital structure, as evidenced by our two issuances of senior notes,” said Doug Coltharp, Executive Vice President and Chief Financial Officer of HealthSouth. “The proceeds from these notes issuances were used to create a more optimal funding structure for the Encompass acquisition and to refinance our most expensive tranche of debt capital on substantially more favorable terms. These activities, together with the forced conversion of our convertible perpetual preferred stock in April, served to increase the flexibility and reduce the cost of our capital structure.”
2015 Guidance
In a Current Report on Form 8-K dated March 27, 2015, the Company reiterated its Adjusted EBITDA guidance of $670 million to $680 million for 2015 and revised its earnings per diluted share guidance to a range of $2.13 to $2.19 per share to include the impact of the March and April 2015 debt transactions discussed above and the March 2015 agreement to settle the General Medicine lawsuit. Based on its results for the first quarter of 2015, including the atypical litigation settlements and increase in bad debt expense discussed above, the Company affirms its 2015 Adjusted EBITDA and earnings per share guidance.
Earnings Conference Call and Webcast
The Company will host an investor conference call at 9:00 a.m. Eastern Time on Friday, May 1, 2015 to discuss its results for the first quarter of 2015. For reference during the call, the Company will post certain supplemental slides at
http://investor.healthsouth.com.
The conference call may be accessed by dialing 877-587-6761 and giving the pass code 11187573. International callers should dial 706-679-1635 and give the same pass code. Please call approximately ten minutes before the start of the call to ensure you are connected. The conference call will also be webcast live and will be available at http://investor.healthsouth.com by clicking on an available link.
An on-line replay of the conference call will be available after the live broadcast at http://investor.healthsouth.com.
About HealthSouth
HealthSouth is one of the nation's largest providers of post-acute healthcare services, offering both facility-based and home-based post-acute services in 33 states and Puerto Rico through its network of inpatient rehabilitation hospitals, home health agencies, and hospice agencies. HealthSouth can be found on the Web at www.healthsouth.com.
Other Information
The information in this press release is summarized and should be read in conjunction with the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 (the “March 2015 Form 10-Q”), when filed, as well as the Company's Current Report on Form 8-K filed on April 30, 2015. In addition, the Company will post supplemental slides today on its website at http://investor.healthsouth.com for reference during its May 1, 2015 earnings call.
When filed, the March 2015 Form 10-Q can be found on the Company's website at http://investor.healthsouth.com and the SEC's website at www.sec.gov.

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HealthSouth Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March 31,
	2015	2014
	(In Millions)
Net operating revenues	$740.6	$591.2
Less: Provision for doubtful accounts	(11.6)	(7.5)
Net operating revenues less provision for doubtful accounts	729.0	583.7
Operating expenses:
Salaries and benefits	385.1	286.1
Other operating expenses	103.2	84.5
Occupancy costs	12.1	10.5
Supplies	31.4	27.6
General and administrative expenses	34.6	30.7
Depreciation and amortization	31.9	26.4
Government, class action, and related settlements	8.0	—
Professional fees—accounting, tax, and legal	2.2	1.6
Total operating expenses	608.5	467.4
Loss on early extinguishment of debt	1.2	—
Interest expense and amortization of debt discounts and fees	31.8	27.9
Other income	(0.5)	(1.7)
Equity in net income of nonconsolidated affiliates	(1.6)	(4.3)
Income from continuing operations before income tax expense	89.6	94.4
Provision for income tax expense	30.3	32.8
Income from continuing operations	59.3	61.6
Loss from discontinued operations, net of tax	(0.3)	(0.1)
Net income	59.0	61.5
Less: Net income attributable to noncontrolling interests	(16.5)	(14.8)
Net income attributable to HealthSouth	42.5	46.7
Less: Convertible perpetual preferred stock dividends	(1.6)	(1.6)
Net income attributable to HealthSouth common shareholders	$40.9	$45.1

(Continued)	4

HealthSouth Corporation and Subsidiaries
Condensed Consolidated Statements of Operations (Continued)
(Unaudited)

	Three Months Ended March 31,
	2015	2014
	(In Millions, Except Per Share Data)
Weighted average common shares outstanding:
Basic	87.1	87.3
Diluted	101.1	100.9

Earnings per common share:
Basic earnings per share attributable to HealthSouth common shareholders:
Continuing operations	$0.47	$0.51
Discontinued operations	—	—
Net income	$0.47	$0.51
Diluted earnings per share attributable to HealthSouth common shareholders:
Continuing operations	$0.44	$0.48
Discontinued operations	—	—
Net income	$0.44	$0.48

Cash dividends per common share	$0.21	$0.18

Amounts attributable to HealthSouth common shareholders:
Income from continuing operations	$42.8	$46.8
Loss from discontinued operations, net of tax	(0.3)	(0.1)
Net income attributable to HealthSouth	$42.5	$46.7

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HealthSouth Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

	March 31, 2015	December 31, 2014
	(In Millions)
Assets
Current assets:
Cash and cash equivalents	$208.3	$66.7
Accounts receivable, net of allowance for doubtful accounts of $25.0 in 2015; $22.2 in 2014	337.9	323.2
Deferred income tax assets	188.4	188.4
Other current assets	131.4	108.3
Total current assets	866.0	686.6
Property and equipment, net	1,012.3	1,019.7
Goodwill	1,090.0	1,084.0
Intangible assets, net	307.6	306.1
Deferred income tax assets	102.3	129.4
Other long-term assets	199.7	183.0
Total assets	$3,577.9	$3,408.8
Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of long-term debt	$149.8	$20.8
Accounts payable	55.1	53.4
Accrued expenses and other current liabilities	292.7	290.1
Total current liabilities	497.6	364.3
Long-term debt, net of current portion	2,122.5	2,110.8
Other long-term liabilities	139.5	136.3
	2,759.6	2,611.4
Commitments and contingencies
Convertible perpetual preferred stock	93.2	93.2
Redeemable noncontrolling interests	84.7	84.7
Shareholders’ equity:
HealthSouth shareholders’ equity	492.3	473.2
Noncontrolling interests	148.1	146.3
Total shareholders’ equity	640.4	619.5
Total liabilities and shareholders’ equity	$3,577.9	$3,408.8

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HealthSouth Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
	2015	2014
	(In Millions)
Cash flows from operating activities:
Net income	$59.0	$61.5
Loss from discontinued operations	0.3	0.1
Adjustments to reconcile net income to net cash provided by operating activities—
Provision for doubtful accounts	11.6	7.5
Depreciation and amortization	31.9	26.4
Equity in net income of nonconsolidated affiliates	(1.6)	(4.3)
Distributions from nonconsolidated affiliates	1.9	3.4
Stock-based compensation	9.4	7.3
Deferred tax expense	26.8	29.2
Other	10.8	3.1
Change in assets and liabilities—
Accounts receivable	(37.3)	(24.7)
Other assets	(2.9)	(4.7)
Accounts payable	2.1	2.6
Accrued payroll	(23.3)	(11.3)
Other liabilities	5.4	11.2
Premium received on bond issuance	8.0	—
Net cash used in operating activities of discontinued operations	(0.1)	(0.2)
Total adjustments	42.7	45.5
Net cash provided by operating activities	102.0	107.1

(Continued)	7

HealthSouth Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Continued)
(Unaudited)

	Three Months Ended March 31,
	2015	2014
	(In Millions)
Cash flows from investing activities:
Purchases of property and equipment	(17.7)	(56.6)
Capitalized software costs	(8.9)	(7.0)
Acquisition of business, net of cash acquired	(7.3)	—
Net change in restricted cash	(15.0)	(5.5)
Other	3.2	1.3
Net cash used in investing activities	(45.7)	(67.8)

Cash flows from financing activities:
Proceeds from bond issuance	700.0	—
Principal payments on debt, including pre-payments	(252.9)	(1.3)
Borrowings on revolving credit facility	35.0	40.0
Payments on revolving credit facility	(350.0)	(42.0)
Debt amendment and issuance costs	(13.7)	—
Repurchases of common stock, including fees and expenses	—	(26.3)
Dividends paid on common stock	(18.6)	(15.8)
Dividends paid on convertible perpetual preferred stock	(1.6)	(1.6)
Distributions paid to noncontrolling interests of consolidated affiliates	(13.2)	(12.0)
Proceeds from exercise of stock warrants	—	6.3
Other	0.3	2.0
Net cash provided by (used in) financing activities	85.3	(50.7)
Increase (decrease) in cash and cash equivalents	141.6	(11.4)
Cash and cash equivalents at beginning of period	66.7	64.5
Cash and cash equivalents at end of period	$208.3	$53.1

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HealthSouth Corporation and Subsidiaries
Supplemental Information
Inpatient Rehabilitation Metrics

	Three Months Ended March 31,
	2015	2014
	(In Millions)
Net operating revenues:
Inpatient	$606.6	$558.2
Outpatient and other	23.7	26.3
Total inpatient rehabilitation segment revenues	$630.3	$584.5

	(Actual Amounts)
Discharges	35,116	32,889
Net patient revenue per discharge	$17,274	$16,972
Outpatient visits	131,353	142,693
Average length of stay (in days)	13.3	13.4
Occupancy %	72.8%	71.9%
# of licensed beds	7,100	6,825
Full-time equivalents	17,002	16,078
Employees per occupied bed	3.31	3.29

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HealthSouth Corporation and Subsidiaries
Supplemental Information
Home Health and Hospice Metrics

	Three Months Ended March 31,
	2015	2014
	(In Millions)
Net operating revenues:
Home health	$103.9	$6.7
Hospice	6.4	—
Total home health and hospice segment revenues	$110.3	$6.7

	(Actual Amounts)
Home health:
Admissions	16,499	1,900
Recertifications	14,485	237
Episodes	29,512	2,035
Average revenue per episode	$3,102	$3,178
Episodic visits per episode	19.6	18.7
Total visits	630,999	39,477
Cost per visit	$71	$108
Hospice:
Admissions	624	N/A
Patient days	40,898	N/A
Revenue per day	$156	N/A

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HealthSouth Corporation and Subsidiaries
Supplemental Information
Adjusted EBITDA

	Three Months Ended March 31, 2015
	Inpatient Rehabilitation	Home Health and Hospice	Eliminations	HealthSouth Consolidated
	(In Millions)
Net operating revenues	$630.3	$110.3	$—	$740.6
Less: Provision for doubtful accounts	(11.0)	(0.6)	—	(11.6)
Net operating revenues less provision for doubtful accounts	619.3	109.7	—	729.0
Operating expenses:
Inpatient rehabilitation:
Salaries and benefits	306.4	—	78.7	385.1
Other operating expenses (1)	95.2	—	9.5	104.7
Supplies	29.8	—	1.6	31.4
Occupancy costs	10.4	—	1.7	12.1
Home health and hospice:
Cost of services sold (excluding depreciation and amortization)	—	53.4	(53.4)	—
Support and overhead costs	—	38.1	(38.1)	—
	441.8	91.5	—	533.3
Other income	(0.5)	—	—	(0.5)
Equity in net income of nonconsolidated affiliates	(1.6)	—	—	(1.6)
Noncontrolling interests	15.2	1.3	—	16.5
Adjusted EBITDA — segment level	$164.4	$16.9	$—	181.3
General and administrative expenses (2)				25.2
Adjusted EBITDA				$156.1

In arriving at Adjusted EBITDA, the following were excluded:
(1) Gain on disposal or impairment of assets	$(1.5)	—	—	$(1.5)
(2) Stock-based compensation expense	—	—	—	9.4

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HealthSouth Corporation and Subsidiaries
Supplemental Information
Adjusted EBITDA

	Three Months Ended March 31, 2014
	Inpatient Rehabilitation	Home Health and Hospice	Eliminations	HealthSouth Consolidated
	(In Millions)
Net operating revenues	$584.5	$6.7	$—	$591.2
Less: Provision for doubtful accounts	(7.4)	(0.1)	—	(7.5)
Net operating revenues less provision for doubtful accounts	577.1	6.6	—	583.7
Operating expenses:
Inpatient rehabilitation:
Salaries and benefits	280.9	—	5.2	286.1
Other operating expenses (1)	82.7	—	0.5	83.2
Supplies	27.5	—	0.1	27.6
Occupancy costs	10.4	—	0.1	10.5
Home health and hospice:
Cost of services sold (excluding depreciation and amortization)	—	4.2	(4.2)	—
Support and overhead costs	—	1.7	(1.7)	—
	401.5	5.9	—	407.4
Other income	(1.7)	—	—	(1.7)
Equity in net income of nonconsolidated affiliates	(4.3)	—	—	(4.3)
Noncontrolling interests	14.7	0.1	—	14.8
Adjusted EBITDA — segment level	$166.9	$0.6	$—	167.5
General and administrative expenses (2)				23.4
Adjusted EBITDA				$144.1

In arriving at Adjusted EBITDA, the following were excluded:
(1) Loss on disposal or impairment of assets	$1.3	—	—	$1.3
(2) Stock-based compensation expense	—	—	—	7.3

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HealthSouth Corporation and Subsidiaries
Supplemental Information
Earnings Per Share

	QTD
	Q1 2015	Q1 2014
	(In Millions, Except Per Share Data)
Adjusted EBITDA	$156.1	$144.1
Interest expense and amortization of debt discounts and fees	(31.8)	(27.9)
Depreciation and amortization	(31.9)	(26.4)
Stock-based compensation expense	(9.4)	(7.3)
Noncash gain (loss) on disposal or impairment of assets	1.5	(1.3)
	84.5	81.2
Certain nonrecurring expenses:
Government, class action, and related settlements	(8.0)	—
Professional fees—accounting, tax, and legal	(2.2)	(1.6)
Loss on early extinguishment of debt	(1.2)	—
Pre-tax income	73.1	79.6
Income tax expense (1)	(30.3)	(32.8)
Income from continuing operations (2)	$42.8	$46.8

Basic shares	87.1	87.3
Diluted shares	101.1	100.9

Basic earnings per share (2)	$0.47	$0.51
Diluted earnings per share (2)	$0.44	$0.48

(1)	Current income tax expense for the three months ended March 31, 2015 and 2014 was $3.5 million and $3.6 million, respectively.

(2)	Income from continuing operations attributable to HealthSouth.

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HealthSouth Corporation and Subsidiaries
Supplemental Information
Reconciliation of Net Income to Adjusted EBITDA

	Three Months Ended March 31,
	2015	2014
	(In Millions)
Net income	$59.0	$61.5
Loss from discontinued operations, net of tax, attributable to HealthSouth	0.3	0.1
Provision for income tax expense	30.3	32.8
Interest expense and amortization of debt discounts and fees	31.8	27.9
Professional fees—accounting, tax, and legal	2.2	1.6
Government, class action, and related settlements	8.0	—
Loss on early extinguishment of debt	1.2	—
Net noncash (gain) loss on disposal or impairment of assets	(1.5)	1.3
Depreciation and amortization	31.9	26.4
Stock-based compensation expense	9.4	7.3
Net income attributable to noncontrolling interests	(16.5)	(14.8)
Adjusted EBITDA	$156.1	$144.1

14

HealthSouth Corporation and Subsidiaries
Supplemental Information
Reconciliation of Net Cash Provided by Operating Activities to Adjusted Free Cash Flow

	Three Months Ended March 31,

	2015	2014
	(In Millions)
Net cash provided by operating activities	$102.0	$107.1
Impact of discontinued operations	0.1	0.2
Net cash provided by operating activities of continuing operations	102.1	107.3
Capital expenditures for maintenance	(18.3)	(30.2)
Dividends paid on convertible perpetual preferred stock	(1.6)	(1.6)
Distributions paid to noncontrolling interests of consolidated affiliates	(13.2)	(12.0)
Nonrecurring items:
Premium received on bond issuance	(8.0)	—
Encompass transaction costs and related assumed liabilities	17.7	—
Cash paid for:
Professional fees—accounting, tax, and legal	0.7	1.6
Adjusted free cash flow	$79.4	$65.1
For the three months ended March 31, 2015, net cash used in investing activities was $45.7 million and resulted primarily from capital expenditures, an acquisition, and the net change in restricted cash. Net cash provided by financing activities during the three months ended March 31, 2015 was $85.3 million and resulted primarily from the Company's public offering of 5.125% Senior Notes due 2023.
For the three months ended March 31, 2014, net cash used in investing activities was $67.8 million and resulted primarily from capital expenditures. Net cash used in financing activities during the three months ended March 31, 2014 was $50.7 million and resulted primarily from repurchases of common stock, cash dividends on common stock, and distributions paid to noncontrolling interests of consolidated affiliates.

15

HealthSouth Corporation and Subsidiaries
Forward-Looking Statements

Statements contained in this press release which are not historical facts, such as those relating to financial guidance, are forward-looking statements. In addition, HealthSouth, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. All such estimates, projections, and forward-looking information speak only as of the date hereof, and HealthSouth undertakes no duty to publicly update or revise such forward-looking information, whether as a result of new information, future events, or otherwise. Such forward-looking statements are necessarily estimates based upon current information, involve a number of risks and uncertainties, and relate to, among other things, future events, HealthSouth's plan to repurchase its debt or equity securities, dividend strategies, effective income tax rates, HealthSouth's business strategy, its financial plans, its future financial performance, its projected business results or model, its ability to return value to shareholders, its projected capital expenditures, its leverage ratio, its acquisition opportunities, and the impact of future legislation or regulation. Actual events or results may differ materially from those anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual events or results to differ materially from those estimated by HealthSouth include, but are not limited to, the price of HealthSouth's common or preferred stock as it affects the Company's willingness and ability to repurchase shares and the financial and accounting effects of any repurchases; any adverse outcome of various lawsuits, claims, and legal or regulatory proceedings involving HealthSouth, including its pending DOJ and HHS-OIG investigations and any matters related to yet undiscovered issues, if any, at Encompass; any adverse effects on HealthSouth's stock price resulting from the integration of Encompass; potential disruptions, breaches, or other incidents affecting the proper operation, availability, or security of HealthSouth's information systems, including unauthorized access to or theft of patient or other sensitive information as well as unforeseen issues, if any, related to integration of Encompass' systems; the ability to successfully integrate Encompass, including realizatin of anticipated revenues, cost savings, tax benefits, and productivity improvements arising from the related operations and avoidance of unforeseen exposure to liabilities; significant changes in HealthSouth's management team; HealthSouth's ability to successfully complete and integrate de novo developments, acquisitions, investments, and joint ventures consistent with its growth strategy; changes, delays in (including in connection with resolution of Medicare payment reviews or appeals), or suspension of reimbursement for HealthSouth's services by governmental or private payors; changes in the regulation of the healthcare industry at either or both of the federal and state levels, including as part of national healthcare reform and deficit reduction; competitive pressures in the healthcare industry and HealthSouth's response thereto; HealthSouth's ability to obtain and retain favorable arrangements with third-party payors; HealthSouth's ability to attract and retain nurses, therapists, and other healthcare professionals in a highly competitive environment with often severe staffing shortages and the impact on HealthSouth's labor expenses from potential union activity and staffing shortages; general conditions in the economy and capital markets; the increase in the costs of defending and insuring against alleged professional liability claims and HealthSouth's ability to predict the estimated costs related to such claims; and other factors which may be identified from time to time in HealthSouth's SEC filings and other public announcements, including HealthSouth's Form 10‑K for the year ended December 31, 2014 and Form 10-Q for the quarter ended March 31, 2015, when filed.

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